Velcera Announces Voluntary Termination of Registration with the SEC

Yardley, PA, October 17, 2008 - Velcera, Inc., (OTCBB: VLCR) a specialty pharmaceutical company focused on pet health, announced today that it has filed a Form 15 with the Securities and Exchange Commission (“SEC”). As a result, effective immediately, the Company’s obligation to file reports with the SEC has terminated. The SEC has 90 days to review the Company’s Form 15 for compliance with the decertification requirements. The Company’s shares may still trade on the “pink sheets” if a registered broker dealer sponsors the Company’s shares.

The Company is taking these actions primarily to reduce financial and administrative costs and burdens associated with being a publicly traded company under the regulations promulgated by the SEC and the Sarbanes-Oxley Act of 2002. The Company estimates the direct and indirect cost savings to be in excess of $400,000 annually.

“The Board of Directors has carefully considered this matter and believes the financial and personnel costs associated with being a public reporting company outweigh the benefits, and thus this move is in the best interest of the Company and its shareholders,” stated Dennis Steadman, Velcera’s President and Chief Executive Officer.

About Velcera, Inc.
Velcera (www.velcera.com) is a specialty pharmaceutical company focused on innovation in the expanding pet health market. Velcera’s product development targets new pet medicines in pain management, anti-allergy and parasiticides that can provide pet-parents with superior convenience and greater compliance. Some product candidates are based upon the patented Promist™ delivery technology, which has the potential to increase compliance and improve pet health as pet parents avoid the challenges of getting pets to swallow pills.

For more information, please contact:
Velcera, Inc.
Dennis F. Steadman
President and CEO
Phone: 267-757-3600
dsteadman@velcera.com
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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause our actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “expects,” “plans,” ”believes,” “intends,” and similar words or phrases. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Risks that may affect forward-looking information contained in this press release include, without limitation, the risk that the results of clinical trials may not support our claims and our lack of experience in developing and commercializing pet pharmaceutical products. Additional risks are described in our post effective-amendment No. 1 on Form S-1 to our SB-2/A Registration Statement filed on April 28, 2008. We assume no obligation to update these statements, except as required by law.